Exhibit 5.1
 FAEGRE BAKER DANIELS LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46240
Telephone 317-569-9600
Fax 317-569-4800

April 28, 2016

Angie’s List, Inc.
1030 E. Washington Street
Indianapolis, IN 46202

We have acted as counsel to Angie’s List, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to: (i) 2,930,214 shares (the “Plan Shares”) of common stock, $0.001 par value per share (the “Common Stock”) pursuant to the Company’s Amended and Restated Omnibus Incentive Plan (the “Omnibus Plan”); and (ii) 1,755,500 shares (the “ESPP Shares”) of Common Stock pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”).

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation, as currently in effect, and the Amended and Restated Bylaws, as currently in effect, of the Company and resolutions of the Company’s Board of Directors. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Plan Shares and the ESPP Shares to be issued in accordance with the Omnibus Plan and the ESPP, respectively, and that, when issued and sold as contemplated in the Registration Statement and in accordance with the Omnibus Plan and the ESPP, respectively, the Plan Shares and the ESPP Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion thereafter.

Very truly yours,

FAEGRE BAKER DANIELS LLP

/s/ CHRISTINE G. LONG
Christine G. Long